Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT REPORTS FIRST QUARTER 2006 RESULTS

St. Paul, Minnesota. (April 24, 2006) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its first quarter ended April 1, 2006.  Net sales for the first quarter 2006 were $2.4 million, an increase of 21% from net sales of $2.0 million for the first quarter 2005 and up 21% from the fourth quarter of 2005.  Net loss was $1.1 million, or $0.04 per share in the first quarter 2006, compared to net loss of $1.1 million or $0.04 per share in the comparable prior year period.  First quarter loss includes a $414K write-off associated with the Laurus refinancing.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “It is exciting to have experienced steadily increasing sales over the last four quarters.  However, more importantly, in this quarter, our bookings in Tapestry® Solutions exceeded the total of our system shipments in 2005 as a mix of new and old customers began ordering in multiple quantities.  It is obvious that many of our existing customers have experienced major cost savings in their existing installations.  Our financial performance displayed strength with gross margins exceeding 50% and the loss from operations of $269K is significantly less than the loss from operations of $816K experienced a year ago in the first quarter of 2005.  Our quoting and booking activity continues strong,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrak™, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

MCT, Inc. (First Quarter 2006) - Page Two

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2005.

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MCT, Inc. (First Quarter 2006) - Page Three

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended
	April 1,	March 26,
	2006	2005

Net sales	$2,375	$1,960
Cost of sales	1,181	1,057
Gross profit	1,194	903
Gross margin	50.3%	46.1%

Selling, general and administrative	945	1,131
Research and development cost	518	588
Total operating expenses	1,463	1,719

Operating income (loss)	(269)	(816)

Interest and other	(814)	(237)

Net income (loss)	$(1,083)	$(1,053)

Net income (loss) per share — basic and diluted	$(0.04)	$(0.04)

Weighted average shares outstanding:
Basic	27,225	25,567
Diluted	27,225	25,567

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	April 1,	Dec. 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$299	$77
Accounts receivable, net	2,016	1,661
Inventories, net	2,423	2,194
Other current assets	147	169
Total current assets	4,885	4,101

Property, net	130	148

Debt issue costs and other, net	391	297

Total assets	$5,406	$4,546

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$783	$425
Bank line of credit	2,596	2,630
Accrued liabilities	1,041	1,101
Current portions of long-term obligations	3,862	133
Total current liabilities	8,282	4,289

Long-term debt	4,242	3,683
10% senior subordinated convertible debt	—	3,630

Total stockholders’ deficit	(7,118)	(7,056)

Total liabilities and stockholders’ deficit	$5,406	$4,546